Exhibit 99.1

Cephalon Announces Definitive Agreement to Acquire Gemin X

Transaction Adds Late-Stage Targeted Oncology Program to Cephalon’s Pipeline

FRAZER, Pa. (March 21, 2011) — Cephalon, Inc. (Nasdaq: CEPH) announced today that it has signed a definitive merger agreement under which it will acquire all of the outstanding capital stock of Gemin X Pharmaceuticals, Inc., a privately-held biopharmaceutical company developing first-in-class cancer therapeutics, for $225 million cash on a cash-free, debt-free basis. Gemin X stockholders could also receive up to $300 million in cash payments upon the achievement of certain regulatory and sales milestones. There are no royalty obligations to Gemin X stockholders.  The agreement is subject to customary closing conditions including the receipt of necessary regulatory approvals.

Gemin X is developing a pipeline of targeted cancer therapeutics based on reinitiating programmed forms of cell death, including apoptotic and autophagic cell death, and based on the inhibition of metabolism in cancerous cells. Gemin X’s lead product candidate, obatoclax (GX15-070), is a pan Bcl-2 inhibitor with particular potency for the dominant protein Mcl-1 and is currently completing a randomized, controlled, Phase 2b clinical trial in more than 160 patients with extensive stage small cell lung cancer (ES-SCLC). The trial is evaluating the safety and efficacy of obatoclax as a first line treatment in combination with standard chemotherapy. Enrollment in the trial was completed in November 2009 and full data have been submitted for presentation at upcoming scientific meetings.

In addition to ES-SCLC, preclinical and clinical activity has also been observed for obatoclax as both a single agent, and in combination with standard therapies, across a wide range of cancer indications.  In addition to obatoclax, Gemin X has several targeted programs in development, including teglarinad (GMX1777), a Phase 1/2 novel inhibitor of NAD+ synthesis, and a preclinical telomere capping program.

“I am pleased to have entered into a merger agreement with Gemin X,” said Kevin Buchi, CEO of Cephalon.  “Its array of novel, targeted cancer therapeutics is a welcome addition to our current oncology portfolio. I am particularly excited about Gemin X’s lead compound, obatoclax, which if successful has the potential to significantly benefit patients suffering from small cell lung cancer — a devastating disease for which current treatments are limited and additional therapies are desperately needed.”

“Gemin X and our investors have been very excited by the promise and potential of our obatoclax program in patients with extensive stage small cell lung cancer, a condition for which there has been no change in the standard of care for 25 years. The management team of Gemin X, as well as our investors, believes that Cephalon has the history of innovation and the proven expertise to continue the advancement of obatoclax and realize the potential of our full pipeline of targeted cancer therapies. I’d like to recognize the contributions of the Gemin X management team, employees and our committed, experienced lead investors, Caxton Advantage and Sanderling Ventures, for their expertise guiding us through to this successful outcome,” said Peter R. Dolan, Chairman and Chief Executive Officer of Gemin X. “This acquisition not only returns value to Gemin X’s shareholders, but most importantly it enables the rapid and efficient advancement of an innovative program in an indication where cancer patients desperately need safe and effective treatments.”

The merger is expected to close in the second quarter of 2011, after which Gemin X will become a wholly-owned subsidiary of Cephalon.

Deutsche Bank Securities Inc. acted as financial advisor and Ballard Spahr LLP acted as legal counsel to Cephalon in this transaction.  Citi acted as financial advisor and Cooley LLP acted as legal counsel to Gemin X.

About Cephalon, Inc.

Cephalon is a global biopharmaceutical company dedicated to discovering, developing and bringing to market medications to improve the quality of life of individuals around the world. Since its inception in 1987, Cephalon has brought first-in-class and best-in-class medicines to patients in several therapeutic areas. Cephalon has the distinction of being one of the world’s fastest-growing biopharmaceutical companies, now among the Fortune 1000 and a member of the S&P 500 Index, employing approximately 4,000 people worldwide. The company sells numerous branded and generic products around the world. In total, Cephalon sells more than 150 products in nearly 100 countries. More information on Cephalon and its products is available at http://www.cephalon.com/

About Gemin X Pharmaceuticals, Inc.

Gemin X currently has several clinical development programs underway, including Phase 2 clinical trials for its lead product candidates obatoclax (GX15-070), an innovative pan Bcl-2 inhibitor, and teglarinad (GMX1777), a novel inhibitor of NAD+ synthesis. Gemin X also has a preclinical telomere capping program. Founded in 1998 as a spin-out of McGill University, Gemin X is a private company with drug development and executive headquarters in Malvern, Pennsylvania and drug discovery and research operations in Montréal, Canada. Investors in the company include leaders in life sciences investing such as Caxton Advantage Life Sciences Fund and Sanderling Ventures.

In addition to historical facts or statements of current condition, this press release may contain forward-looking statements. Forward-looking statements provide Cephalon’s current expectations or forecasts of future events. These may include statements regarding anticipated scientific progress on its research programs, development of potential pharmaceutical products, interpretation of clinical results, prospects for regulatory approval, manufacturing development and capabilities, market prospects for its products, sales and earnings guidance, and other statements regarding matters that are not historical facts. You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “estimate,” “expect,” “project,”

“intend,” “plan,” “believe” or other words and terms of similar meaning. Cephalon’s performance and financial results could differ materially from those reflected in these forward-looking statements due to general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries as well as more specific risks and uncertainties facing Cephalon such as those set forth in its reports on Form 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. Furthermore, Cephalon does not intend to update publicly any forward-looking statement, except as required by law. The Private Securities Litigation Reform Act of 1995 permits this discussion.

Contacts

Cephalon

Media:

Natalie de Vane

Senior Director, Corporate Communications & Public Affairs

O: 610.727.6536

C. 610.999.8756

ndevane@cephalon.com

Fritz Bittenbender

VP, Public Affairs

O: 610.883.5855

C: 610.457.7041

fbittenb@cephalon.com

Investors:

Chip Merritt

VP, Investor Relations

610.738.6376

cmerritt@cephalon.com

Joseph Marczely

Manager, Investor Relations

610.883.5894

jmarczely@cephalon.com

Gemin X

Media/Investors:

Keri P. Mattox

Pure Communications

215.791.0105